UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Respironics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to join us for our Annual Meeting of Shareholders to be held this year on Tuesday, November 14, 2006, at 5:15 p.m. (local time) at the Hyatt Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

Your vote is important. Whether you own a few or many shares of Respironics, Inc. stock, it is important that your shares be represented. If you cannot personally attend, we encourage you to make certain that your shares are represented at the meeting by signing the accompanying proxy card and promptly returning it in the enclosed envelope in accordance with the instructions on the proxy card.

Very truly yours,

John L. Miclot President and Chief Executive Officer October 16, 2006

RESPIRONICS, INC.

1010 Murry Ridge Lane

Murrysville, Pennsylvania 15668

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Respironics, Inc. will be held at the Hyatt Pittsburgh International Airport, at 1111 Airport Boulevard, Pittsburgh, Pennsylvania on Tuesday, November 14, 2006 at 5:15 p.m. (local time) for the following purposes:

(1)	To elect four directors;

(2)	To ratify the selection of Ernst & Young LLP as independent registered public accounting firm to examine the consolidated financial statements of the Company for the fiscal year ending June 30, 2007;

(3)	To approve the adoption of the Respironics, Inc. 2007 Employee Stock Purchase Plan; and

(4)	To transact such other business as may properly come before the meeting.

Please refer to the accompanying Proxy Statement for a description of the matters to be considered at the meeting.

If you are unable to attend the meeting in person, we encourage you to sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage, in accordance with the instructions on the proxy card.

Dorita A. Pishko

Corporate Secretary

October 16, 2006

RESPIRONICS, INC.

1010 Murry Ridge Lane

Murrysville, Pennsylvania 15668

PROXY STATEMENT

Annual Meeting of Shareholders to be Held November 14, 2006

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Respironics, Inc. (“Respironics” or the “Company”) for use at the Annual Meeting of Shareholders to be held at 5:15 p.m. (local time), on Tuesday, November 14, 2006 at the Hyatt Pittsburgh International Airport, at 1111 Airport Boulevard, Pittsburgh, Pennsylvania. The accompanying Notice of Annual Meeting of Shareholders sets forth the purposes of the meeting.

The enclosed proxy may be revoked at any time before its exercise by giving notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board of Directors will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement.

It is expected that this Proxy Statement and the accompanying form of proxy will first be mailed to shareholders of the Company on or about October 16, 2006. The Company’s Annual Report to Shareholders for 2006 is enclosed with this Proxy Statement but does not form a part of the proxy soliciting material.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

If any shareholder wishes to present a proposal at the 2007 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company by July 17, 2007 to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2007 Annual Meeting. The Bylaws of the Company require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in the Bylaws, so that it is received by the Company not later than the notice deadline determined under the Bylaws. This notice deadline will generally be 90 days prior to the anniversary of the Company’s Proxy Statement for the previous year’s annual meeting, or July 17, 2007 for the Company’s Annual Meeting in 2007. Any shareholder proposal received by the Secretary of the Company after July 17, 2007 will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The 2007 Annual Meeting is presently scheduled for November 13, 2007. In addition, any shareholder nominations for directors must comply with the procedures described under “Corporate Governance—Board of Directors and Committees of the Board” below.

VOTING SECURITIES AND RECORD DATE

Holders of the Company’s Common Stock of record as of the close of business on September 29, 2006 (the “record date”) are entitled to receive notice of and to vote at the 2006 Annual Meeting. On the record date, the Company had outstanding 79,943,903 shares of Common Stock, the holders of which are entitled to one vote per share. These shares outstanding exclude 6,990,315 shares held by the Company in treasury.

SECURITY OWNERSHIP

Directors and Executive Officers

The following table shows the number of shares of Common Stock beneficially owned by each director and nominee for director of the Company, each of the officers of the Company named in the Summary Compensation Table herein and by all directors, nominees and executive officers of the Company as a group, as of the record date. As used herein, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). A person is deemed, as of any date, to have “beneficial ownership” of any security that the person has the right to acquire within 60 days after that date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Daniel J. Bevevino (2)	200,834	0.25%
Douglas A. Cotter (1)	47,368	0.06%
J. Terry Dewberry (1) (3)	115,320	0.14%
Donald H. Jones (1)	74,354	0.09%
Joseph C. Lawyer (1)	57,083	0.07%
James W. Liken (2)	295,088	0.37%
Candace L. Littell (1)	58,162	0.07%
Sean C. McDonald (1)	58,066	0.07%
Gerald E. McGinnis (4)	1,083,376	1.35%
Mylle H. Mangum (1)	21,329	0.03%
John L. Miclot (2)	277,795	0.35%
John C. Miles II (1)	41,502	0.05%
Craig B. Reynolds (2)	207,384	0.26%
Donald J. Spence (2)	15,000	0.02%
Geoffrey C. Waters (2)	64,894	0.08%
All directors, nominees, and executive officers as a group (18 persons)	2,825,242	3.47%

(1)	Includes shares which would be outstanding upon the exercise of currently exercisable stock options granted under the 1991 Non-Employee Directors’ Stock Option Plan and the 2000 Stock Incentive Plan in the following names: Dr. Cotter, 43,150 shares; Mr. Dewberry, 70,950 shares; Mr. Jones, 43,150 shares; Mr. Lawyer, 22,750 shares; Ms. Littell, 53,350 shares; Mr. McDonald, 53,350 shares; Ms. Mangum, 19,750 shares; and Mr. Miles 32,950 shares.
(2)	Includes shares that would be outstanding upon the exercise of currently exercisable stock options granted under the Company’s 1992 Stock Incentive Plan and the 2000 Stock Incentive Plan in the following amounts: Mr. Bevevino, 152,502 shares; Mr. Liken, 62,250 shares; Mr. Miclot, 232,500 shares; Mr. Reynolds, 137,500 shares; Mr. Spence, 15,000 shares; and Mr. Waters, 55,002 shares.
(3)	Includes 41,570 shares held jointly with Mr. Dewberry’s wife, as to which voting and investment power is shared.
(4)	Includes 15,336 shares held in the Gerald E. McGinnis Trust; 495,972 shares held in the Alexander L. Eckman Trust; 214,796 shares held in AWATTO Family Limited Partners; 47,200 shares held in the Gerald & Audrey CRUT; 44,818 shares held in the Alexander L. Eckman Trust; and 5,304 shares held jointly with Mr. McGinnis’ wife, as to which voting and investment power is shared. Includes 237,800 shares that would be outstanding upon the exercise of currently exercisable stock options granted under the Company’s 1992 Stock Incentive Plan.

Other Beneficial Owners

The following table sets forth information with respect to each shareholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of the record date:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Neuberger Berman LLC 605 3rd Avenue New York, New York 10158 (1)	4,683,776	6.42%

(1)	Information regarding the beneficial owner has been determined by the Company based solely upon data included in Form 13G filed with the SEC and the Company. Such filing contained information as of June 30, 2006.

CORPORATE GOVERNANCE—BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The business and affairs of the Company are conducted under the direction of the Board of Directors. The Board of Directors has delegated to management the responsibility to manage the day-to-day operations of the Company. The primary focus of the Board of Directors is on policy and strategic direction. The Board of Directors selects, advises and monitors the Company’s management in the discharge of its duties. The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to the Company’s shareholders and to oversee the work of management and the Company’s business operations.

Board Size, Composition, and Number of Meetings

The Board of Directors currently consists of twelve directors, which number the Board of Directors believes is appropriate based on the Company’s present circumstances. Eight members of the Board of Directors are independent directors under the requirements set forth in the NASD Market Place Rules. The Corporate Governance and Nominating Committee reviews with the Board of Directors on an annual basis the size and composition of the Board of Directors, as well as the appropriate skills and characteristics required for directors in the context of the strategic direction of the Company. The Board of Directors held five meetings during fiscal year 2006.

Committees of the Board of Directors

The Board of Directors has three committees to assist in the management of the affairs of the Company: the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation and Human Resource Committee. The following is a summary description of these committees of the Board of Directors:

The Audit Committee currently consists of Mr. Lawyer (Chairperson), Mr. Dewberry, and Mr. McDonald, all of whom are independent members of the Board of Directors under the requirements set forth in the NASD Market Place Rules and Rule 10A-3 of the Exchange Act. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. In addition, the Board of Directors has determined that Mr. Dewberry is an “Audit Committee financial expert,” in accordance with the rules established by the SEC. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing certain financial information including: (a) certain financial reports, reports on internal controls, and other financial information provided by the Company to its shareholders, the public, the SEC, The NASDAQ Stock Market (“NASDAQ”) and other governmental or regulatory bodies; (b) the Company’s systems of internal controls regarding finance, accounting, compliance (including disclosure controls and procedures and internal control over financial reporting) and the “Business Conduct and Ethics

Policy” that management and the Board of Directors have established; and (c) the Company’s auditing, accounting and financial reporting processes generally. During fiscal year 2006, the Audit Committee met eight times. The Charter of the Audit Committee is posted on the Company’s website: www.respironics.com.

The Corporate Governance and Nominating Committee currently consists of Ms. Littell (Chairperson), Dr. Cotter, and Ms. Mangum, all of whom are independent members of the Board of Directors under the requirements set forth in the NASD Market Place Rules. The Corporate Governance and Nominating Committee is responsible for: (a) identifying individuals qualified to become members of the Board and recommending director nominees to the Board of Directors; (b) making recommendations to the Board of Directors on Board composition and organization, as well as corporate governance matters; (c) addressing conflict of interest issues; (d) leading the Board of Directors in its evaluation of the Board, its committees, and individual directors; and (e) recommending membership and chairpersons for each committee. The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders provided that shareholders submit the names of candidates in writing to the Company’s Secretary, Dorita A. Pishko, at the following address: 1010 Murry Ridge Lane, Murrysville, PA 15668, and provide the candidate’s name, biographical data and qualifications and other information required by Section 1.09 of the Company’s Bylaws. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. To be considered, any such recommendations must comply with Section 1.09 of the Company’s Bylaws and all other applicable provisions of the Bylaws, the Company’s Certificate of Incorporation, Delaware law and applicable SEC rules. Such information must be received no later than July 17, 2007 with respect to nominations for election at the 2007 Annual Meeting of Shareholders. During fiscal year 2006, the Corporate Governance and Nominating Committee met five times. The Charter of the Corporate Governance and Nominating Committee is posted on the Company’s website: www.respironics.com.

The Compensation and Human Resource Committee consists of Mr. Miles (Chairperson), Dr. Cotter, and Mr. Jones, all of whom are independent members of the Board of Directors under the requirements set forth in the NASD Market Place Rules. The Compensation and Human Resource Committee has overall responsibility for approving and evaluating the director and executive officer compensation plans, policies, and programs of the Company. The Compensation and Human Resource Committee’s activities are governed by a written charter that was adopted by the Board of Directors and which is reviewed by the Committee annually. This Charter is posted on the Company’s website at www.respironics.com. The Compensation and Human Resource Committee makes recommendations to the independent members of the Board of Directors with respect to the compensation of executive officers and independent directors. During fiscal year 2006, the Compensation and Human Resource Committee met six times.

Director Compensation

The Board of Directors periodically conducts an evaluation of its effectiveness, and the Compensation and Human Resource Committee reviews director compensation and makes recommendations to the Board of Directors. Currently, each independent director receives an annual fee of $24,000 for service as a director and committee member. Independent directors receive a fee of $1,000 for attendance at meetings of the full Board of Directors. In addition, each applicable independent director receives an additional annual fee of $3,500 if he or she serves as a chairperson of the Compensation and Human Resource Committee and Corporate Governance and Nominating Committee, and $7,500 if he or she serves as chairperson of the Audit Committee. All independent director committee members also receive a fee of $1,000 for attendance at committee meetings. Directors may elect annually to receive their fees in either cash or shares of the Company’s Common Stock having a fair market value on the date of payment equal to the fee being paid. Directors may also elect to defer receipt of fees. All directors are reimbursed for travel expenses related to meetings of the Board.

Directors of the Company who are not employees also receive stock options under the Company’s 2000 Stock Incentive Plan or the 2006 Stock Incentive Plan (collectively, “the Plans”). Each non-employee director receives an option to purchase shares on the third business day following the Company’s annual meeting of shareholders. The number of options is stated as 13,000 in the 2000 and 2006 Plans. Pursuant to an amendment made in August 2006, the Committee administering the Plans has discretion, under the 2006 Plan, to reduce the number of options granted in order to align with market competitive levels. Additionally, each non-employee director is granted an option to purchase 13,000 shares (or fewer depending on market competitiveness) on the first business day following the date they become a member of the Board of Directors. Such options are granted at fair market value on the date of grant. Each option has a term of 10 years, becomes exercisable in installments and is fully exercisable after three years from date of grant.

President and Chief Executive Officer Compensation

The Compensation and Human Resource Committee annually reviews and approves corporate goals and objectives relevant to the President and Chief Executive Officer’s compensation, evaluates the President and Chief Executive Officer’s performance in light of those goals and objectives, and recommends the President and Chief Executive Officer’s compensation levels to the independent directors on the Board. This evaluation and recommendation includes the annual base salary level, the annual incentive opportunity level, the long-term incentive opportunity level, and any special or supplemental benefits. In determining the long-term incentive component of the President and Chief Executive Officer’s compensation, the Compensation and Human Resource Committee will consider the Company’s overall performance, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the President and Chief Executive Officer in past years, and such other factors as the Compensation and Human Resource Committee determines to be appropriate. The President and Chief Executive Officer is not present during the deliberation of his compensation. The Compensation and Human Resource Committee believes that Mr. Miclot’s current compensation, as reflected in the “Executive Compensation” section of this Proxy Statement, is consistent with these objectives.

Board Member Qualifications

In evaluating candidates for the Board of Directors, the Corporate Governance and Nominating Committee considers each candidate’s credentials, subject to the minimum qualifications discussed below. The Corporate Governance and Nominating Committee is guided by the objective of ensuring that the Board of Directors consists of individuals from diverse educational and professional experiences and backgrounds who collectively provide meaningful counsel to management. The Corporate Governance and Nominating Committee considers the candidate’s character, integrity, experience, understanding of strategy and policy setting and reputation for working well with others. If candidates are recommended by the Company’s shareholders, such candidates will be evaluated using the same criteria. With respect to nomination of continuing Directors for re-election, the individual’s contributions to the Board of Directors are also considered.

Directors are expected to possess the highest personal and professional ethics, integrity and values, and to be committed to representing the long-term interests of shareholders. The Corporate Governance and Nominating Committee will determine, with the approval of the Board of Directors, the requisite skills and characteristics for new members of the Board. There are no firm prerequisites to qualify as a candidate for the Board of Directors, although the Board seeks a diverse group of candidates who possess the background, skill, expertise, business experience, and time to make a significant contribution to the Board, to the Company, and to its shareholders.

No Limitations on Other Board Service

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board of Directors for an extended period of time. Each member of the Board is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. Directors will advise the Chairperson of the Corporate Governance and Nominating Committee of the Board of Directors in advance of accepting an invitation to serve on another public company board. Absent a conflict of interest, the Board of Directors does not believe that directors should be prohibited from serving on boards and/or committees of other organizations, and has not adopted any guidelines limiting such activities.

Directors with Significant Job Changes

The Corporate Governance and Nominating Committee will review the appropriateness of continued Board membership for each individual director upon a material change in his or her employment or responsibility.

Term Limits and Retirement Policy

In accordance with the provisions of the Company’s Certificate of Incorporation, each director is elected for a term of three years on a staggered basis. Directors selected to fill vacancies on the Board of Directors may have an initial term of less than three years. The Board does not believe it should establish term limits. Such limits may cause the Board to lose the contributions of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations. As an alternative to term limits, the Corporate Governance and Nominating Committee will review each director’s continuation on the Board of Directors when his or her next term expires. This also will allow each director the opportunity to confirm his or her desire to continue as a member of the Board of Directors. The Board does not believe that a fixed retirement age for directors is appropriate.

Management Succession

The President and Chief Executive Officer regularly reports to the Board of Directors, or a designated committee, on the Company’s program for succession and management development. The President and Chief Executive Officer will make available to the Board his recommendations and evaluations of potential successors.

Executive Sessions of Independent Directors

The independent directors hold regular executive sessions in order to promote open discussion among the independent directors. Non-independent directors and management are not present during these independent director executive sessions. Such sessions occur on at least a quarterly basis. The Chairperson of the Corporate Governance and Nominating Committee, or another designated independent director, is the presiding director for each executive session of independent directors.

Board Access to Management and Professional Advisors

Directors have full access to officers and employees of the Company. The Board also encourages management to schedule presentations at Board of Directors meetings by managers who can provide additional insight into the items being discussed because of personal involvement in these areas. The Company’s primary outside attorneys, independent registered public accounting firm and internal auditors are available to consult with the Board of Directors. Each committee of the Board may obtain advice and assistance from internal and external advisors.

Code of Conduct

The Board of Directors expects directors, officers, and employees to act ethically at all times and to acknowledge their adherence to the policies comprising the Company’s “Business Conduct and Ethics Policy,” which sets out basic principles for all directors, officers, and employees of the Company. This policy, which is posted on the Company’s website: www.respironics.com, describes the Company’s policies with respect to compliance with laws, rules, and regulations; conflicts of interest; unauthorized use of corporate funds and assets; accuracy of books, records, and public statements; insider trading; competition and fair dealing; discrimination and harassment; and confidentiality, among other things. Any waiver of the Company’s “Business Conduct and Ethics Policy” for directors, officers, or senior financial officers may be made only by the Board of Directors or one of its committees and will be promptly disclosed to the extent required by law or regulation.

Reporting of Concerns to the Audit Committee

The Audit Committee has established procedures to enable anyone who has a concern about the Company’s conduct, or any employee who has a complaint about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern to the Audit Committee. Such communication may be confidential or anonymous, and may be made using the ethics line listed in the Company’s “Business Conduct and Ethics Policy” or in writing to the Company’s General Counsel or to the Audit Committee. The Company’s procedures for handling complaints or concerns, including the means by which the Company communicates such matters to the Audit Committee, is disclosed in the Company’s “Whistleblower Policy,” which is posted on the Company’s website: www.respironics.com.

Shareholder Communications with Members of the Board of Directors

Shareholders may communicate directly with the Company’s Board of Directors or any individual director by writing to the Board of Directors, or the individual director, sent in care of the Secretary of the Company, Dorita A. Pishko, at the following address: 1010 Murry Ridge Lane, Murrysville, Pennsylvania 15668. All such communications will be compiled by the Secretary and submitted to the Board of Directors or the individual director at the next regularly scheduled meeting of the Board of Directors.

Board Member Attendance at Annual Meeting of Shareholders

It is the Company’s longstanding policy that, absent exceptional circumstances, all members of the Company’s Board of Directors attend the Annual Meeting of Shareholders. Requests for attendance waivers are required to be approved in advance by the Chairman of the Board of Directors. All of the then current members of the Company’s Board of Directors attended the 2005 Annual Meeting of Shareholders.

Stock Ownership Guidelines

The Company believes it is important that the interests of its directors (both independent and non-independent) be aligned with the interests of its shareholders; accordingly, each director is required to comply with the Company’s stock ownership guidelines. The ownership of a substantial amount of stock is not in itself a basis for a director to be considered as not independent, provided that it may preclude participation on the Audit Committee if the director is the beneficial owner, directly or indirectly, of 10% or more of voting equity securities of the Company.

Directors are required to be holders of the Company’s stock in an amount equal to at least $100,000 by the date of their fifth anniversary on the Board. For purposes of this policy, stock options or shares that may be issued at a later date under any of the Company’s equity compensation plans are not considered to be director stock holdings. A determination of the value of each director’s stock holdings is made annually at the time of the Company’s Annual Meeting of Shareholders. For purposes of determining the value of a director’s stock holdings, the greater of the purchase price or the price at the time of determination is used. The Corporate Governance and Nominating Committee may grant a hardship exemption from this policy to directors, as it determines is necessary.

Pre-Approval of Related Party Transactions

The Company’s Audit Committee (or another duly authorized independent committee) reviews and approves in advance all “related party transactions” (as such term is defined by the disclosure requirements set forth in Item 404 of Regulation S-K of the Exchange Act) in excess of $60,000 in which a member of the Board of Directors, an executive officer, or a 5% shareholder or member of their immediate family has a direct or indirect material interest. For these purposes, immediate family members include such person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law. Indirect interests include those arising from the reporting person’s other business relationships, including acting as a director, executive officer, or shareholder/partner of an entity that is entering into a contractual relationship with the Company.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

Each member of the Audit Committee is an independent member of the Board of Directors under the requirements set forth in the NASD Market Place Rules and Rule 10A-3 of the Exchange Act. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. In addition, the Board of Directors has determined that Mr. Dewberry is an “Audit Committee financial expert,” in accordance with the rules established by the SEC. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (a) the financial reports, reports on internal controls, and other financial information provided by the Company to its shareholders, the public, the SEC, NASDAQ and other governmental or regulatory bodies; (b) the Company’s systems of internal controls regarding finance, accounting, compliance (including disclosure controls and procedures and internal control over financial reporting) and the “Business Conduct and Ethics Policy” that Management and the Board of Directors have established; and (c) the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors, which the Audit Committee reviews on at least an annual basis. The Audit Committee Charter is posted on the Company’s website: www.respironics.com. As described in the Audit Committee Charter, the Audit Committee’s primary responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Appoint, retain and appraise the audit efforts of the Company’s independent registered public accounting firm, determine the compensation to be paid to the Company’s independent registered public accounting firm, review and approve all services to be performed by the Company’s independent registered public accounting firm, and serve as the point of contact for reports to be made by the independent registered public accounting firm concerning the Company’s critical accounting policies and practices and other communications relating to the Company’s financial matters. The independent registered public accounting firm reports to the Audit Committee.

•	Review activities, organizational structure, and qualifications of the internal audit department. Review and concur in the appointment, replacement, reassignment, or dismissal of the director of the internal audit department.

•	Provide an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management, the internal audit department, and the entire Board of Directors.

•	Establish procedures to receive and respond to employees’ and others’ complaints and concerns regarding the Company’s accounting and auditing matters.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter. As part of its efforts to carry out its responsibilities, the Audit Committee met 8 times during fiscal year 2006.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the Company’s internal control over financial reporting. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm for the 2006 fiscal year, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and for reporting on the effectiveness of the Company’s internal control over financial reporting. In overseeing the preparation of the

Company’s financial statements, and reviewing and discussing management’s report on the Company’s internal control over financial reporting, the Audit Committee met with Ernst & Young, both with and without Company management, to review and discuss the Company’s annual financial statements and their evaluation of the Company’s internal controls prior to their issuance and to discuss significant accounting issues. Additionally, the Audit Committee met with Ernst & Young and management prior to the issuance of the Company’s quarterly financial statements. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (“Communication With Audit Committees”) as amended, SEC rules, and other professional standards governing auditor communication with Audit Committees.

Ernst & Young has provided to the Audit Committee the written disclosures and the letter required pursuant to independence rules adopted by the SEC and Public Company Accounting Oversight Board and required by Independence Standards Board Standard No. 1, and the Audit Committee discussed with Ernst & Young that firm’s independence. The Audit Committee also concluded that Ernst & Young’s provision of audit and non-audit services to the Company, as described in the next section, is compatible with Ernst & Young’s independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2006 fiscal year and selected Ernst & Young as the independent registered public accounting firm for the Company for the 2007 fiscal year.

Independent Registered Public Accounting Firm Fees

In addition to retaining Ernst & Young to audit the Company’s consolidated financial statements for the 2006 fiscal year, the Company retained Ernst & Young, as well as other accounting firms, to provide other auditing and advisory services in 2006. The Audit Committee understands the need for Ernst & Young to maintain objectivity and independence in its audit of the Company’s financial statements. To minimize relationships that could appear to impair the objectivity of Ernst & Young, the Audit Committee has restricted the non-audit services that Ernst & Young may provide to the Company, and has determined that the Company would obtain even these non-audit services from Ernst & Young only when the services offered by Ernst & Young are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is also the Audit Committee’s goal that the fees that the Company pays Ernst & Young for non-audit services should not exceed the audit fees paid to Ernst & Young, a goal that the Company achieved in 2006 and 2005.

The Audit Committee has also adopted policies and procedures for pre-approving all services provided by Ernst & Young. On an annual basis when the Audit Committee appoints Ernst & Young as auditor, it pre-approves the annual fees for: financial statement audit services, including statutory audits at certain of the Company’s international subsidiaries and audits of certain of the Company’s employee benefit plans; and reviews and procedures that the Company requests Ernst & Young to undertake to provide assurances of accuracy on matters not required by laws or regulations. On an annual basis, the Audit Committee also provides pre-approval of all tax fees, which are generally categorized as: tax assistance and compliance services, tax return reviews and audit defense, tax optimization strategies (on a limited basis), and miscellaneous tax support. In conjunction with the annual pre-approval of Ernst & Young’s audit and non-audit services, the Audit Committee sets a specific annual limit on the amount of each service that the Company would obtain from Ernst & Young. The Audit Committee requires management to report to it the actual amounts expended on a quarterly basis and to obtain specific pre-approval from the Audit Committee for any new engagement over $10,000 individually and $50,000 in the aggregate. The Audit Committee may delegate pre-approval authority for specific engagements to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The aggregate fees billed for professional services by Ernst & Young in 2006 and 2005 for these various services were:

Type of Engagement	2006 (A)	2005 (A)
Audit fees	$888,000	$894,000
Audit-related fees	29,000	63,000
Tax fees	81,000	137,000
All other fees	—	—

Total	$998,000	$1,094,000

(A) –	The Audit Committee approved 100% of Ernst & Young’s fees for the 2006 and 2005 fiscal years in accordance with the policies described above.

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees the Company paid Ernst & Young for professional services for the audit of the Company’s consolidated financial statements included the Company’s annual report on Form 10-K and review of financial statements included in the Company’s quarterly report on Form 10-Qs, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements such as statutory audits required internationally, consents, and accounting and financial reporting consultation and research billed as audit services. Included in “audit fees” for the 2006 and 2005 fiscal years are amounts related to Ernst & Young’s evaluation of, and report on the effectiveness of the Company’s internal control over financial reporting, as well as fees for statutory audits at recently acquired international subsidiaries. “Audit-related fees” are fees for assurance and related services that are related to the performance of the audit or review of the Company’s financial statements, including audits of the annual financial statements of the Company’s employee benefit plans and assistance with the Company’s compliance under Section 404 of the Sarbanes-Oxley Act of 2002. “Tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories. Of the total “tax fees” rendered during fiscal year 2006 and 2005, $81,000 and $137,000, respectively, were related to tax compliance matters, including reviews of the Company’s income tax returns, assistance during tax examinations, and reviewing the ongoing compliance of the Company with respect to previous tax optimization strategies.

The Audit Committee has adopted certain restrictions on hiring by the Company of any Ernst & Young partner or associate having responsibility for providing audit assurance on any aspect of their audit of the Company’s financial statements. The Audit Committee also requires key Ernst & Young partners assigned to the Company’s audit to be rotated at least every five years.

MEMBERS OF THE AUDIT COMMITTEE

Joseph C. Lawyer, Chairperson

J. Terry Dewberry

Sean C. McDonald

REPORT OF THE COMPENSATION AND HUMAN RESOURCE COMMITTEE

Introduction

The Compensation and Human Resource Committee has overall responsibility for approving and evaluating the director and executive officer compensation plans, policies, and programs of the Company. The Compensation and Human Resource Committee is comprised entirely of independent members of the Board of Directors, as determined under the requirements set forth in the NASD Market Place Rules. The Compensation and Human Resource Committee’s activities are governed by a written charter that was adopted by the Board of Directors and which is reviewed by the Compensation and Human Resource Committee annually. This Charter is posted on the Company’s website at www.respironics.com. The Compensation and Human Resource Committee makes recommendations to the independent members of the Board of Directors with respect to the compensation of executive officers and independent directors.

This report is submitted by the Compensation and Human Resource Committee and describes the components of the Company’s executive officer compensation and the basis on which compensation determinations are made with respect to executive officers. The executive officers of the Company include Mr. Miclot, the Company’s President and Chief Executive Officer; and Messrs. Reynolds, Bevevino, Waters and Spence, the four executive officers other than Mr. Miclot who were, for fiscal year 2006, the Company’s most highly compensated executive officers.

Compensation

The Compensation and Human Resource Committee reviews at least annually the compensation of the Company’s executive officers so that compensation levels and incentive opportunities reflect the performance of the Company and are market competitive. Based on the Compensation and Human Resource Committee’s review and other factors, the Compensation and Human Resource Committee makes recommendations to the independent directors on the Board regarding the compensation of the Company’s executive officers. To assist in reviewing executive officer compensation, the Compensation and Human Resource Committee retained an independent compensation consulting firm to provide competitive assessments of the Company’s compensation programs and the compensation levels for executive officers.

The compensation program for executive officers is comprised of the following components: base salary; variable annual cash incentives, which are based on overall Company performance, business group performance, and individual performance; and stock options and other equity-based compensation, which link the financial rewards of executive officers to the long-term financial rewards of the Company’s stockholders. Each of these components is described below.

Base Salary

The base salary levels of executive officers reflect the Compensation and Human Resource Committee’s assessment of Company performance, economic conditions, market compensation levels, and individual performance. The relative weight of each of these factors in determining base salary increases varies for each annual salary determination. There is no fixed weighting; however, in the past, the factors that have generally had the greatest influence on base salary increases have been Company and individual performance, market compensation levels, and general economic conditions. In setting the base salaries of the other executive officers, the Compensation and Human Resource Committee also considers the recommendations made by the President and Chief Executive Officer and the Chief Operating Officer in the Company’s performance management process.

The Compensation and Human Resource Committee evaluates market compensation levels by comparing the Company’s executive officer compensation levels with compensation levels paid for comparable positions by companies of similar size. The Compensation and Human Resource Committee periodically retains an independent compensation consulting firm to study and report on the Company’s executive compensation practices, based on a comparison of the Company’s information to survey data as well as to individual companies that are comparable to the Company in annual revenues. The Compensation and Human Resource Committee’s recommendations to the independent directors on the Board were based, in part, on its review and interpretation of information supplied by its independent compensation consultant.

The individual performance of executive officers is based on how well they meet their respective business plan or other objectives. The Compensation and Human Resource Committee in conjunction with the Chairman of the Board establishes and reviews the objectives of the President and Chief Executive Officer, and also assesses the President and Chief Executive Officer’s performance compared to these objectives. The objectives of the other executive officers are established for each individual through a Company-wide process, insuring compatibility of objectives among executive officers.

Variable Annual Cash Incentives

Annual bonuses provide an incentive for the achievement of short-term business goals. Executive officers have the potential to receive annual bonuses under two programs: the Performance Bonus Program, based on a combination of business group and Company performance; and the Profit Sharing Program, based on overall Company performance. Annual bonuses generally are paid within ninety days after the end of each fiscal year.

The Company’s incentive programs are designed to give eligible associates an opportunity to share in the collective success of the Company. Executive officers participate and are eligible to receive a specified percentage of their base pay (up to 50%, with the exception of certain executive officers who can receive up to 80%) as an annual bonus contingent on achieving pre-established criteria. The criteria for incentive payments for executive officers is a combination of both the financial performance of the Company’s business groups, individually, and the Company as a whole, with the weighting of business group and Company performance varying based on the executive officer’s primary job responsibilities. If the Company does not achieve 100% of its annual net income per share plan, no bonus is payable for the portion of the bonus that is based on Company performance. The Company’s incentive programs provide the potential for payouts in excess of the specified target percentage of base pay if the Company’s business groups, individually, or the Company as a whole, exceed its annual financial performance objectives.

The Company’s incentive programs provide the potential for payouts in excess of the specified target percentage of base pay if the Company’s business groups, individually, or the Company as a whole, exceed its annual financial performance objectives.

Stock Options

The primary purpose of granting stock options is to link the financial rewards of executive officers to the long-term financial rewards of the Company’s stockholders. The Compensation and Human Resource Committee determines the exercise price of stock options at the time an option is granted, but the exercise price may not be less than the fair market value of the Company’s Common Stock at the date of grant. Stock options generally become exercisable commencing a minimum of twelve months from the date of grant, and are exercisable for a maximum period of ten years. Stock options have vesting periods generally of not less than four years, with one-fourth vesting each year.

The Compensation and Human Resource Committee awarded stock options under the Respironics, Inc. 2000 Stock Incentive Plan to 237 of the Company’s associates during fiscal year 2006. The following table sets forth the total number of shares of Common Stock for which stock options have been awarded for the fiscal year ended June 30, 2006:

Employee Group	Number of Options
All current executive officers, as a group	653,000
All current directors who are not executive officers, as a group	117,000
All employees other than executive officers and directors, as a group	989,000

Equity Grant Practices

The Compensation and Human Resource Committee approves all equity awards by individual recipient. The exercise price of stock options granted to Company employees and non-employee directors is based on the mean average of the highest and lowest per share sales prices on the date of grant, which is the same as the date on which the Compensation and Human Resource Committee approves the grant.

The Company grants equity awards to certain of its employees (including its executives) on an annual basis, which typically occurs in August. Annual grants are made to non-employee directors three days following the Company’s Annual Meeting of Shareholders in November. Substantially all stock option grants during the year are made at these pre-scheduled August and November meetings of the Compensation and Human Resource Committee. These grant dates are generally determined one year in advance.

The Company also grants equity awards on an interim basis to certain newly hired or promoted employees. These stock option grants are made following the recipient’s commencement or change in status of employment (or a change in their status serving as a director). These interim equity awards are approved by the Compensation and Human Resource Committee at the next scheduled meeting. This approval date constitutes the grant date.

President and Chief Executive Officer Compensation

The Compensation and Human Resource Committee annually reviews and approves corporate goals and objectives relevant to the President and Chief Executive Officer’s compensation, evaluates the President and Chief Executive Officer’s performance in light of those goals and objectives, and recommends the President and Chief Executive Officer’s compensation levels to the independent directors on the Board. This evaluation and recommendation includes the annual base salary level, the annual incentive opportunity level, and any special or supplemental benefits. The Compensation and Human Resources Committee approves the long term incentive opportunity level for the President and Chief Executive Officer and in so doing will consider the Company’s overall performance; the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the President and Chief Executive Officer in past years, and such other factors as the Compensation and Human Resource Committee determines to be appropriate. The President and Chief Executive Officer is not present during the deliberation of his compensation. The Compensation and Human Resource Committee believes that Mr. Miclot’s current compensation, as reflected in the “Executive Compensation” section of this Proxy Statement, is consistent with these objectives.

MEMBERS OF THE COMPENSATION AND HUMAN RESOURCE COMMITTEE

John C. Miles II (Chairperson)

Douglas A. Cotter Ph.D.

Donald H. Jones

MATTERS TO BE ACTED UPON

1.	ELECTION OF DIRECTORS

The Board of Directors, acting pursuant to the Certificate of Incorporation of the Company, has determined that the number of directors constituting the full Board of Directors will be twelve at the present time.

The Board is divided into three classes. One such class is elected every year at the Annual Meeting of Shareholders for a term of three years. Accordingly, a class is to be elected at the 2006 Annual Meeting of Shareholders, with each director so elected to hold office until the 2009 Annual Meeting of Shareholders or until the director’s prior death, disability, resignation or removal.

The Board of Directors has nominated Joseph C. Lawyer, Sean C. McDonald, Mylle H. Mangum, and John C. Miles II for reelection to the Board for the class of 2009, and each of them has agreed to serve if elected. The Board of Directors recommends that the shareholders vote “FOR” the election of the four persons nominated to the Board of Directors. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified. If any nominee becomes unable or unwilling to serve as director, it is intended that the proxies will be voted for the election of such other person, if any, as will be designated by the Board of Directors.

Information concerning those nominees for director (class of 2009) and the other directors who will continue in office after the meeting (classes of 2007 and 2008) is set forth below.

Name	Position with the Company

Class of 2009
Joseph C. Lawyer	Director (1)
Sean C. McDonald	Director (1)
Mylle H. Mangum	Director (1)
John C. Miles II	Director (1)

Class of 2008
J. Terry Dewberry	Director (1)
Donald H. Jones	Director (1)
James W. Liken	Vice Chairman of the Board
John L. Miclot	President, Chief Executive Officer and Director

Class of 2007
Douglas A. Cotter Ph.D.	Director (1)
Gerald E. McGinnis	Advanced Technology Officer and Chairman of the Board
Craig B. Reynolds	Executive Vice President, Chief Operating Officer and Director
Candace L. Littell	Director (1)

(1)	These directors are independent directors under the requirements set forth in the NASD Market Place Rules.

Douglas A. Cotter, Ph.D.

Private Investor

Dr. Cotter, age 63, is a private investor. He has been a director of the Company since February 1989. From 2000 to 2002, Dr. Cotter was a Senior Vice President of Leerink Swann and Company, an investment banking firm focusing on life science and medical corporations. From 1998 to 2000 and from 1985 to 1996, Dr. Cotter was President of Healthcare Decisions, Inc., a health care and biotechnology consulting firm specializing in corporate development and acquisitions. Between April 1996 and March 1998, Dr. Cotter was Vice President of Decision Resources, a consulting firm specializing in the health care industry (primarily pharmaceuticals). He also serves on the Board of OMRIX Biopharmaceuticals.

J. Terry Dewberry

Private Investor

Mr. Dewberry, age 62, is a private investor. He has served as a director of the Company since the completion of the merger between the Company and Healthdyne Technologies, Inc. (“Healthdyne”) on February 11, 1998. Prior to the merger, Mr. Dewberry held various executive management positions with Healthdyne, Inc. Mr. Dewberry also serves on the Board of Matria Inc.

Donald H. Jones

Chairman, Triangle Capital Corporation

Mr. Jones is 69 years old. He has been a director of the Company since May 1996. Since 1998 Mr. Jones has served as chairman of Triangle Capital Corporation (“Triangle”), a venture capital and management firm. Prior to serving as chairman of Triangle, Mr. Jones held various executive management positions for an online electronic commerce company linking business-to-business buyers and sellers through electronic networks including the Internet. In addition, Mr. Jones has served as corporate executive and director of both private and public companies in the medical, telecommunications and automation industries.

Joseph C. Lawyer

Vice Chairman, Reunion Industries Inc.

Mr. Lawyer is 61 years old. He has been a director of the Company since 1994. Since May 2000, Mr. Lawyer has served as Vice Chairman of Reunion Industries, Inc. (“Reunion”) which designs, manufactures and markets a broad range of fabricated and machined parts and products and also manufactures high volume, precision plastic parts. Mr. Lawyer served as President of Reunion from March 2000 until his retirement from that position in May 2000. He has also been a Director of Reunion since March 2000. From 1988 through March 2000, he was President, Chief Executive Officer and a Director of Chatwins Group, Inc. that merged with Reunion in March 2000. Prior to 1988 Mr. Lawyer held various managerial and executive level positions for several companies in the fabricated products industry.

James W. Liken

Vice Chairman of the Company

Mr. Liken is 56 years old. He has served as a director of the Company since January 1999. From August 1999 until December 1, 2003 Mr. Liken served as President and Chief Executive Officer of Respironics. On December 1, 2003, he took the position of Vice Chairman of the Board of Directors. Prior to joining Respironics, Mr. Liken was owner of Liken Home Medical, Inc. from 1990 until he sold that business in July 1998. Mr. Liken has been active in the home medical business since 1971, serving in management and ownership capacities for several predecessor companies to Liken Home Medical, Inc. Mr. Liken also continues to serve on the Board of the American Association of Homecare. He also is a director of Dynavox Systems, LLC and Cohera Medical, Inc.

Candace L. Littell

President, Littell Group, Inc.

Ms. Littell is 49 years old. She has served as a director of the Company since 1999. She previously served as a director of the Company in 1997. From January 1995 through January 1998, and again since September 1999, she has been the President of Littell Group Inc., a consulting firm headquartered in Virginia, specializing in healthcare reimbursement strategy for medical technology companies. Ms. Littell has also held various senior and executive level management positions focusing on health care financing and reform, and the economic impact of the medical technology industry.

Sean C. McDonald

President and CEO, Precision Therapeutics

Mr. McDonald is 46 years old. He has been a director of the Company since 2000. Mr. McDonald is the President and Chief Executive Officer of Precision Therapeutics, Inc., a biomedical company providing comprehensive, personalized cancer management information, a position he has held since January 2001. From July 1999 to September 2000, he served as Group President of the Automation Group of McKessonHBOC, a successor company to Automated Healthcare, Inc. which Mr. McDonald founded. Prior to that, Mr. McDonald held various engineering and engineering management positions with Westinghouse Electric Corporation.

Gerald E. McGinnis

Chairman of the Board and Advanced Technology Officer of the Company

Mr. McGinnis is 72 years old. He has been a director of the Company since 1976 and Chairman of the Board since November 1994. On June 30, 2004, he was appointed to the position Advanced Technology Officer. Mr. McGinnis founded Respironics in 1976 after selling Lanz Medical Products Corporation, the predecessor to the Company. Prior thereto, Mr. McGinnis held senior research and engineering positions for several entities within the healthcare industry.

Mylle H. Mangum

Chief Executive Officer of IBT

Ms. Mangum is 57 years old and was appointed to the Respironics Board of Directors in May 2004. Ms. Mangum, owner of IBT Enterprises, LLC (IBT) since 2005, has served as Chief Executive Officer of IBT since October 2003. During the 2004 fiscal year, Boyden Global Executive Search (“Boyden”) assisted the Board of Directors, under the direction of the Corporate Governance and Nominating Committee, in conducting a search for a new director to replace James H. Hardie. Boyden identified, interviewed, and presented candidates to the Corporate Governance and Nominating Committee. As a result of this search Mylle Mangum, was appointed to the Board of Directors in May 2004. Ms. Mangum is one of four directors nominated for reelection this year to the Board for the class of 2009.

Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC since July 2002. She served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. She is also a Director of Barnes Group Inc., Emageon, Inc., Payless ShoeSource, Inc., and Haverty Furniture Companies, Inc.

John L. Miclot

President and Chief Executive Officer, Respironics

Mr. Miclot is 47 years old. He has been a director of the Company since May 2003 and was appointed to the position of President and Chief Executive Officer in December 2003. Prior to his appointment as President and Chief Executive Officer, Mr. Miclot served as Executive Vice President and Chief Strategic Officer of the Company between October 2002 and December 2003. Prior to that, he served since July 1999 as president of Respironics’ Homecare division. Prior to joining Respironics, Mr. Miclot held various executive level positions with several companies within the medical device industry. Mr. Miclot has held this position since 2002. He is also a member of the Young President’s Organization.

John C. Miles II

Private Investor

Mr. Miles is 64 years old. He has been a director of the Company since February 2002. Mr. Miles is a member of the Board of Dentsply International, Inc. (“Dentsply”), the world’s largest manufacturer of dental products. Mr. Miles served as Dentsply’s Chief Executive Officer from January 1996 to January 2004 and as the Chairman of its Board of Directors from May 1998 until May 2004.

Craig B. Reynolds

Executive Vice President and COO, Respironics

Mr. Reynolds is 58 years old. He has been a director of the Company since the completion of the merger between the Company and Healthdyne Technologies, Inc. on February 11, 1998. He currently serves as Executive Vice President and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Reynolds served as President of Healthdyne Technologies from January 1987 until completion of the merger with the Company and served as Chief Executive Officer starting in 1993 until completion of the merger with the Company. Previously, Mr. Reynolds maintained various executive level positions for the divisions of Healthdyne, Inc.

2.	SELECTION OF AUDITORS

The Audit Committee has selected the independent registered public accounting firm of Ernst & Young as the auditors to examine the consolidated financial statements of the Company for fiscal year 2007.

The Board of Directors recommends that the shareholders vote “FOR” ratification of the appointment of Ernst & Young. The proxies solicited on behalf of the Board of Directors will be voted to ratify selection of that firm unless otherwise specified.

Ernst & Young has served as the independent auditors for the Company since 1984. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

3.	APPROVE THE ADOPTION OF THE RESPIRONICS, INC. 2007 EMPLOYEE STOCK PURCHASE PLAN

The Company’s 2002 Employee Stock Purchase Plan will expire by its terms on December 31, 2006. Accordingly, the Company’s Board of Directors believes that it is appropriate to adopt and seek shareholder approval for a new employee stock purchase plan this year.

The Company’s 2007 Employee Stock Purchase Plan (the “Plan”) was adopted by the Company’s Board of Directors on August 22, 2006, contingent upon approval by the Company’s shareholders. If approved by the Company’s shareholders, eligible employees of the Company and its subsidiaries that elect to participate in the Plan will purchase shares of Respironics, Inc. Common Stock through periodic offerings financed by payroll deductions beginning on January 1, 2007. The affirmative vote of the shareholders on or prior to December 31, 2006 is required for approval of the Plan.

The Board of Directors recommends that the shareholders vote “FOR” the 2007 Employee Stock Purchase Plan.

A summary of the Plan is provided below, but the summary is qualified in its entirety by the full text of the Plan, which is set forth as Exhibit A to this Proxy Statement.

General

The purposes of the Plan are to provide eligible employees of the Company and its subsidiaries a convenient opportunity to purchase shares of Common Stock of the Company through periodic offerings financed by payroll deductions and to provide a stock ownership incentive for such employees to promote the continued success of the Company.

The aggregate number of shares which may be issued and sold under the Plan is 1,000,000 shares of Common Stock, subject to proportionate adjustment in the event of stock splits and similar events.

Administration

The Plan will be administered by a committee (the “Committee”) appointed by the Board of Directors. The Committee will have the power to interpret the Plan and to prescribe rules, regulations and procedures in connection with the operations of the Plan.

Eligibility of Employees

All employees of the Company and of any subsidiary designated by the Committee are eligible to participate in the Plan. It is estimated that as of September 29, 2006 the number of employees who were eligible to participate in the Plan was 2,500.

No employee will be eligible to participate in the Plan during a Purchase Period (as described below) if the employee owns shares which, when added to the maximum number of shares the employee may purchase under the Plan and any outstanding stock options, would equal or exceed 5% of the voting power or value of the Company’s outstanding stock.

Purchase Periods and Payroll Deductions

The Purchase Periods shall be two six-month periods in each calendar year, commencing in 2007, one beginning on January 1 and ending on June 30 and one beginning on July 1 and ending on December 31, unless otherwise determined by the Committee. During each Purchase Period, eligible employees may participate in the Plan through payroll deductions towards the purchase of shares of Common Stock on the last day of each such Purchase Period. The Committee has the power to change the number or duration of the Purchase Periods, but no Purchase Period may be longer than 27 months, and no Common Stock may be sold under the Plan after December 31, 2016. In the event of a merger or consolidation of the Company with or into another corporation, or a liquidation or dissolution of the Company, the Board may terminate the Purchase Period in progress before such event. The Committee may also authorize special Purchase Periods for employees of companies acquired by the Company after the commencement of the regular Purchase Period.

An eligible employee may participate in the Plan during any Purchase Period by filing a payroll deduction authorization form by the enrollment deadline established for the Purchase Period. A participant may authorize a payroll deduction of between 1% and 20% (subject to certain limits), in whole percentages, of the employee’s regular compensation (including overtime, vacation pay and holiday pay, but excluding bonuses, incentive compensation, other fringe benefits or contributions under any employee benefit plans) to be deducted for each pay period ending during the Purchase Period and credited to a stock purchase account to be applied at the end of the Purchase Period to the purchase of Common Stock. Unless otherwise elected prior to the enrollment deadline, an employee who is a participant in the Plan at the end of a Purchase Period (or who was a participant in the 2002 Employee Stock Purchase Plan) will automatically be enrolled for the succeeding Purchase Period at the same level of payroll deductions. No interest on payroll deductions will be credited to participating employees’ stock purchase accounts. An employee may increase, decrease or suspend payroll deductions at any time, but unless otherwise determined by the Committee, payroll deductions may be changed only once during a Purchase Period.

At any time prior to the last day of a Purchase Period an employee may withdraw from the Plan and receive the balance in the employee’s stock purchase account. If an employee withdraws, payroll deductions are terminated, and no Common Stock may be purchased by the employee under the Plan during that Purchase Period. Partial withdrawals are not permitted.

Purchase of Common Stock

The purchase price of shares of Common Stock purchased under the Plan will be the lower of (a) 85% of the fair market value of the Common Stock as of the first day of the Purchase Period or (b) 85% of the fair market value of the Common Stock as of the last day of the Purchase Period. The Committee may increase the purchase price by specifying a different percentage of the fair market value, but the percentage may not be less than 85%. Fair market value for this purpose will generally be the mean between the publicly reported high and low sales prices per share of the Common Stock for the date as of which fair market value is to be determined. On September 29, 2006, the fair market value of a share of the Company’s Common Stock, as so computed, was $32.77.

On the last day of a Purchase Period, the balance in each participating employee’s stock purchase account will automatically be applied to the purchase of a number of shares (including fractional shares) of Common Stock equal to the balance in the account divided by the purchase price. As soon as practicable after the end of the purchase period, the number of shares purchased will be credited to an account for each participating employee. Unless otherwise requested by the employee, any balance in the employee’s stock purchase account that was not applied to the purchase of Common Stock because it was less than the purchase price required to purchase a share of Common Stock under the Plan (including permitted fractions of a share) will remain in the employee’s stock purchase account for the following Purchase Period.

The maximum number of shares which may be purchased for any employee for any Purchase Period is limited to the lesser of (a) $25,000 divided by the fair market value of a share of Common Stock as of the first day of the Purchase Period or (b)(1) 20% of the employee’s annual basic or regular rate of compensation in effect on the first day of the Purchase Period, divided by (2) 85% (or other applicable percentage) of the fair market value of a share of Common Stock on the first day of the Purchase Period. Any amount not applied to the purchase of shares because of these limitations will be refunded to the employee. As noted above, the Committee may increase the purchase price by specifying a different percentage of the fair market value, but the percentage may not be less than 85%.

Termination of Employment

Participation in the Plan shall terminate as of the date of termination of employment of a participating employee, whether by death, retirement, disability or otherwise. In the event of a participating employee’s termination of employment on or before the last day of a Purchase Period, payroll deductions shall be terminated, no shares shall be purchased for the employee at the end of the Purchase Period and the balance in the employee’s stock purchase account will be paid as soon as practicable to the employee or, in the event of death, to the employee’s estate.

Amendment and Termination

The Board of Directors may amend or terminate the Plan at any time, provided that without shareholder approval no amendment may (a) increase the total number of shares which may be issued and sold under the Plan, (b) lower the minimum purchase price of shares under the Plan or (c) permit shares to be purchased under the Plan by employees of any corporation other than the Company and its subsidiaries.

Unless sooner terminated by the Board, the Plan will terminate on the earlier of (a) December 31, 2016 or (b) the last day of the Purchase Period that participating employees become entitled to purchase a number of shares equal to or greater than the number of shares remaining available for purchase under the Plan.

If on the last day of a Purchase Period the number of shares purchasable by employees is greater than the number of shares remaining available, the Committee will allocate the available shares among the participating employees in such manner as it deems fair and which complies with the requirements of Section 423 of the Internal Revenue Code. If during a Purchase Period it appears that at the end of the Purchase Period the shares purchasable with authorized payroll deductions may exceed the shares remaining available for purchase, the Committee may in a similar manner reduce the payroll deductions authorized by participating employees. Following any termination of the Plan, any balances in employees’ stock purchase accounts not applied to the purchase of shares will be refunded to the participating employees.

Federal Income Tax Consequences

The following is a brief summary of the principal U.S. Federal income tax consequences under present law of the purchase of shares of Common Stock under the Plan and certain dispositions of shares acquired under the Plan. The tax consequences under state and local income tax laws, and income and other tax laws in countries other than the U.S., are not included in this summary.

For Federal income tax purposes, participants in the Plan are viewed as having been granted a stock option on the first day of a Purchase Period and as having exercised the stock option by the automatic purchase of shares under the Plan on the last day of the Purchase Period. A participant will not recognize taxable income either at the time of grant of the option (that is, the first day of a Purchase Period) or on the date of exercise of the option (that is, the last day of a Purchase Period). As described below, a participant will generally recognize taxable income only upon disposition of Common Stock acquired under the Plan or upon death.

With limited exceptions including a disposition upon death, if a participant disposes of shares of Common Stock acquired under the Plan by sale, gift or otherwise within the later of two years from the first day of the Purchase Period under which the shares were acquired or within one year from the last day of such Purchase Period (that is, makes a “disqualifying disposition”), the participant will recognize ordinary income in the year of such disqualifying disposition equal to the amount by which the fair market value of the stock on the last day of such Purchase Period exceeded the purchase price of the shares. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disqualifying disposition of the shares after such basis adjustment will be a capital gain or loss.

With limited exceptions, if the participant disposes of shares of Common Stock acquired under the Plan more than two years after the first day of the Purchase Period during which the shares were acquired and more than one year after the last day of such Purchase Period, the participant will recognize ordinary income in the year of such disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price of the shares or (ii) 15 percent of the fair market value of the shares on the first day of such Purchase Period. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, no ordinary income will be recognized and any loss recognized will be a capital loss.

If the participant still owns the shares of Common Stock acquired under the Plan at the time of the participant’s death, regardless of the period for which the participant has held the shares, the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price of the shares or (ii) 15 percent of the fair market value of the shares on the first day of the Purchase Period during which the shares were acquired will constitute ordinary income in the year of death.

The Company or one of its subsidiaries will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disqualifying disposition. In all other cases, no deduction with respect to options granted or shares of Common Stock issued under the Plan is allowed the Company or one of its subsidiaries.

4.	OTHER BUSINESS

The Board of Directors does not know of any other business to be presented to the Annual Meeting of Shareholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

VOTE REQUIRED

Under Delaware law, the four nominees for election as directors at the Annual Meeting of Shareholders who receive the greatest number of votes cast for the election of directors by the holders of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, will be elected as directors. The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, a quorum being present, is necessary for ratification of the selection of Ernst & Young and for the approval of the adoption of the Respironics, Inc. 2007 Employee Stock Purchase Plan. The aggregate number of shares for which a vote “For”, “Against” or “Abstain” is made is counted for the purpose of determining the minimum number of affirmative votes required for approval, and the total number of votes cast “For” approval is counted for the purpose of determining whether sufficient votes are received. An abstention from voting on a matter other than election of directors by a shareholder present in person or represented by proxy and entitled to vote has the same legal effect as a vote “Against” the matter. If a broker or similar nominee limits on a proxy card the number of shares voted on a proposal or indicates that the shares represented by a proxy card are not voted on the proposal, such broker “non-votes” will not be voted on the proposal and will not be counted in determining the number of affirmative votes required for approval.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid in fiscal years 2006, 2005, and 2004 to the Chief Executive Officer of the Company during the fiscal year ended June 30, 2006, and the four highest paid executive officers other than the Chief Executive Officer (the “named officers”) for services rendered in all capacities to the Company and its subsidiaries during the fiscal year ended June 30, 2006:

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($) (A)	Bonus ($) (A)	Other Annual Compensation ($) (B)	Restricted Stock Awards	Securities Underlying Options/ SAR’s (#)	LTIP Payouts ($)	All other Compensation ($) (C)
John L. Miclot President and Chief Executive Officer	2006 2005 2004	634,616 539,038 430,769	490,000 554,400 456,800	— — —	— — —	150,000 100,000 280,000	— — —	93,317 82,540 73,500

Craig B. Reynolds Executive Vice President, Chief Operating Officer	2006 2005 2004	500,225 440,931 409,135	312,096 364,786 315,478	— — —	— — —	100,000 90,000 90,000	— — —	83,707 70,449 63,330

Daniel J. Bevevino Vice President, Chief Financial Officer	2006 2005 2004	348,708 308,193 279,692	200,827 234,733 205,560	— — —	— — —	80,000 80,000 80,000	— — —	55,235 46,574 42,180

Geoffrey C. Waters President, International Group	2006 2005 2004	237,855 218,571 207,996	214,810 139,410 151,912	— — —	— — —	50,000 60,000 40,000	— — —	38,364 34,866 33,675

Donald J. Spence President, Sleep and Home Respiratory Group	2006 2005 2004	332,308 49,231 N/A	120,000 50,400 N/A	— — N/A	— — N/A	— 60,000 N/A	— — N/A	42,518 738 N/A

(A)	This column includes tax deferred Section 401(k) contributions under the Company’s Retirement Savings Plan and supplemental executive retirement plan contributions.
(B)	The dollar value of perquisites and other personal benefits is required to be disclosed under this column if the amount for any named officer equals or exceeds the lesser of either $50,000 or 10% of the total annual salary and bonus. The dollar value of the perquisites and other personal benefits did not exceed the threshold amount for any of the named officers for any of the years covered in the table.

(C)	The amounts in this column for 2006 represent the following: matching contributions under the Company’s Retirement Savings Plan (Mr. Miclot, $7,259; Mr. Bevevino, $8,021; Mr. Waters, $6,379 and Mr. Spence, $10,118); supplemental executive retirement plan contributions made on the executive officer’s behalf (Mr. Miclot, $84,375; Mr. Reynolds, $66,143; Mr. Bevevino, $46,108; Mr. Waters, $31,196 and Mr. Spence, $32,400); interest incurred on a loan by a commercial bank (Mr. Reynolds, $15,845); one-time reimbursement of Medicare taxes on Company contributions to the SERP for vested participants (Mr. Miclot, $1,683; Mr. Reynolds, $1,719; Mr. Bevevino, $1,106; and Mr. Waters, $789).

STOCK OPTIONS

The following table sets forth information concerning stock option grants made to the named officers during the fiscal year ended June 30, 2006. The Company has not granted any stock appreciation rights (“SAR’s”) to any of the named officers or any other officers or employees of the Company.

Name	Number of Securities Underlying Options Granted (#) (A)	% of Total Options granted to employees in fiscal year	Exercise Price per Share (B)	Expiration Date	5%	10%
John L. Miclot	150,000	9%	$38.95	August 24, 2015	$3,674,317	$9,311,440
Craig B. Reynolds	100,000	6%	$38.95	August 24, 2015	$2,449,545	$6,207,627
Daniel J. Bevevino	80,000	5%	$38.95	August 24, 2015	$1,959,636	$4,966,102
Geoffrey C. Waters	50,000	3%	$38.95	August 24, 2015	$1,224,772	$3,103,813
Donald J. Spence (C)	—	—	—	—	—	—

(A)	Options granted in 2006 are exercisable starting 12 months after the grant date, with 25% of the shares covered thereby becoming exercisable at that time and an additional 25% of the option shares becoming exercisable on each successive anniversary date, with all option shares exercisable on the fourth anniversary date. Under the terms of the Company’s stock option plans, this exercise may be accelerated in certain specific situations.
(B)	Under the terms of the Company’s stock option plans, there are no provisions that permit these options to be repriced other than to reflect stock splits, stock dividends, or similar events.
(C)	Mr. Spence did not receive any options in fiscal 2006. He received 60,000 options, on May 25, 2005, following the commencement of his employment with the Company on April 21, 2005.

The following table sets forth information concerning the stock option exercises by the named officers during the 2006 fiscal year and the unexercised stock options held at June 30, 2006 by the named officers.

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Unexercised Options at June 30, 2006	Value of Unexercised In-the-Money Options at June 30, 2006 (2)
			Exercisable/Unexercisable	Exercisable/Unexercisable
John L. Miclot	—	—	126,609 / 388,392	$1,604,578 / $2,639,622
Craig B. Reynolds	37,500	$818,000	42,542 / 237,458	$445,808 / $1,563,892
Daniel J. Bevevino	—	—	73,436 / 199,067	$1,008,440 / $1,352,845
Geoffrey C. Waters	44,064	$738,358	0 / 122,500	$0 / $1,050,000
Donald J. Spence	—	—	0 / 60,000	$0 / $0

(1)	Represents the amount by which the fair market value of the shares acquired on exercise at the exercise date exceeded the exercise price of such shares.
(2)	Represents the amount by which the fair market value of the shares covered by the stock options on June 30, 2006 ($34.22 per share) exceeded the exercise price of such options.

The Company has not adjusted or amended the exercise price of stock options previously awarded to any of the named executive officers, whether through amendment, cancellation or replacement grants, or any other means during the 2006, 2005, or 2004 fiscal years, except to reflect the two-for-one stock split effected in the form of a 100% stock dividend that was declared on April 20, 2005 and distributed on June 1, 2005.

Information about the Company’s equity compensation plans as of September 29, 2006 is summarized in the following table:

	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	6,816,000	$28.27	4,319,000
Equity compensation plans not approved by security holders (a)	38,000	$10.75	—

	6,854,000	$28.18	4,319,000

(a)	Represents stock options that were acquired by Respironics, prior to the dates of acquisition.

Employment Agreements and Other Transactions

On October 2, 2003, the Company announced that Mr. Miclot had been elected to the position of President and Chief Executive Officer of the Company, effective December 1, 2003. In connection with his election, Mr. Miclot entered into a new Employment Agreement with the Company, which was effective December 1, 2003. Under the new Employment Agreement, Mr. Miclot is employed as the President and Chief Executive Officer of the Company for a three-year term ending November 30, 2006. The term of the new Employment Agreement is automatically extended each year for one additional year absent notice by either party. The new Employment Agreement provides for a base salary of $500,000 per year (subject to annual adjustment), plus participation in the Company’s benefit and incentive plans on a basis comparable with other executives in the Company. In connection with execution of the new Employment Agreement, Mr. Miclot received a one-time grant of stock options to acquire 200,000 shares of the Company’s Common Stock effective December 1, 2003 pursuant to the Company’s 2000 Stock Incentive Plan.

Effective February 11, 1998, the Company entered into an Employment Agreement with Mr. Reynolds providing for his employment as Senior Vice President (now Executive Vice President and Chief Operating Officer) for a three-year term ending February 10, 2001. The Agreement is automatically extended each year for an additional year, absent prior notice by either party. The Agreement provides for a base salary of $251,538 for Mr. Reynolds (subject to annual adjustment) plus participation in the Company’s benefit and incentive plans on a basis comparable with other executives in the Company. Effective August 16, 2000, Mr. Reynolds’ Employment Agreement was amended to, among other things, provide for the payment to Mr. Reynolds of an amount equal to 150% of his then current base salary upon the expiration of the Employment Agreement or the termination of the Employment Agreement by the Company or Mr. Reynolds for any reason. Such amount is generally payable over a two-year period beginning on the date of expiration or termination of the Agreement. As part of the amendment, Mr. Reynolds agreed to forego certain rights under his Employment Agreement. Mr. Reynolds is also entitled to certain benefits pursuant to a defined benefit plan that was maintained by Healthdyne. The estimated annual benefit payable to Mr. Reynolds under this plan, assuming retirement at age 65, is approximately $66,000. This benefit will be reduced by Social Security and other Company retirement benefits paid to Mr. Reynolds after retirement.

Effective September 1, 2000, the Company entered into an Employment Agreement with Mr. Bevevino providing for his employment as Vice President and Chief Financial Officer for a three-year term ending

August 31, 2003. The Agreement is automatically extended each year for one additional year absent prior notice by either party. The Agreement provides for a base salary for Mr. Bevevino of $178,048 per year (subject to annual adjustment), plus participation in the Company’s benefit and incentive plans on a basis comparable with other executives in the Company.

Effective September 1, 2000, the Company entered into an Employment Agreement with Mr. Waters providing for his employment as President—International Group for a three-year term ending September 1, 2003. The agreement is automatically extended each year for one additional year absent prior notice by either party. The Agreement provides for a base salary of $178,048 per year (subject to annual adjustment) plus participation in the Company’s benefit and incentive plans on a basis comparable with other executives in the Company.

Effective April 21, 2005, the Company entered into an Employment Agreement with Mr. Spence providing for his employment as President—Sleep and Home Respiratory Group for a one-year term ending April 20, 2006. The agreement is automatically extended each year for one additional year absent prior notice by either party. The Agreement provides for a base salary of $320,000 per year (subject to annual adjustment) plus participation in the Company’s benefit and incentive plans on a basis comparable with other executives in the Company.

Executive Officers

The executive officers of the Company, other than those who also serve as directors and are described in the preceding pages, are Daniel J. Bevevino, 46, Vice President and Chief Financial Officer; Steven P. Fulton, 47, Vice President and General Counsel; Susan A. Lloyd, 57, Vice President, Respiratory Drug Delivery; Donald J. Spence, 53, President, Sleep and Home Respiratory Group; Geoffrey C. Waters, 56, President, International Group; and Derek Smith, 48, President, Hospital Group.

Daniel J. Bevevino

Vice President and Chief Financial Officer

Mr. Bevevino joined the Company in 1988 as Manager of Cost Accounting. From 1990 to 1994 Mr. Bevevino served as Controller. In November of 1994, Mr. Bevevino was elected Chief Financial Officer and in May 1996 was also elected Vice President. Prior to his affiliation with the Company, Mr. Bevevino spent five years with Ernst & Young.

Steven P. Fulton

Vice President and General Counsel

Mr. Fulton joined the Company on a part time basis in May 1995 serving as General Counsel. In January 1996 his role was expanded to full time status. In February 1998, Mr. Fulton was appointed to the position of Vice President and General Counsel. Prior to joining the Company, Mr. Fulton was a partner in the Pittsburgh office of Reed Smith LLP, a law firm he joined in May 1984. Prior to this employment, he served briefly in an engineering capacity for Westinghouse Electric Corporation.

Susan A. Lloyd

Vice President, Respiratory Drug Delivery

Ms. Lloyd, as part of the Company’s merger with Healthdyne, joined the Company in February 1998 as Vice President—Sales and Marketing, Asthma and Allergy. In July 1999, she was named Vice President—Asthma and Allergy (which was renamed Respiratory Drug Delivery). Ms. Lloyd was employed by Becton, Dickinson and Company from 1974 through 1990, serving in a variety of sales and marketing positions, including most recently as Director of Marketing for the Becton Dickinson Acute Care Division. In 1990, she joined Healthscan Products, Inc. (“Healthscan”) as Director of Marketing. In 1994, Healthdyne acquired Healthscan and Ms. Lloyd was named Vice President, Marketing for Healthscan. In 1997, she was named Vice President, Sales and Marketing for Healthscan, a position she held until Healthdyne was merged with Respironics.

Donald J. Spence

President, Sleep and Home Respiratory

Mr. Spence joined the Company in April 2005. Prior to joining the Company, Mr. Spence served as Executive Vice President of GKN Automotive and from 2001 until late 2004 was President/CEO of GKN Sinter Metals; both divisions of GKN plc (“GKN”). Mr. Spence joined GKN in 1998 as Senior Vice President Sales and Marketing for GKN Sinter Metals. In 2001 he was promoted to President/CEO of GKN Sinter Metals. Prior to GKN plc, Mr. Spence spent ten years with Datex-Ohmeda, Inc. in positions of increasing responsibility including Business Unit Controller, Director of Field Operations, Vice President of Global Marketing, and President of the Medical Systems Division.

Geoffrey C. Waters

President, International Group

Mr. Waters, as part of the Company’s acquisition of LIFECARE International, Inc., joined the Company in October 1996, as Vice President Customer Satisfaction. In February 1998, Mr. Waters was appointed to the position of Vice President—International Sales and Marketing. In July 1999, Mr. Waters was named Vice President—International Group and was named President—International Group in May 2000. Prior to joining the Company, Mr. Waters was employed in various capacities by LIFECARE International, Inc. from 1984 to 1996. His last position with LIFECARE was President and Chief Operating Officer.

Derek Smith

President, Hospital Group

Mr. Smith joined the Company in August 2005. Most recently, Mr. Smith served as Senior Vice President of Operations and Technology Development for McKesson Health Solutions (“McKesson”). In 1999, Mr. Smith joined McKesson’s Access Health business unit where he served as Senior Vice President and General Manager. Prior to McKesson, Mr. Smith spent 15 years with Datex-Ohmeda, Inc. in positions of increasing responsibility including several general management assignments, focusing on patient monitoring and critical care ventilation.

Compensation and Human Resource Committee Interlocks and Insider Participation

The SEC’s rules relating to the disclosure of executive compensation require that this Proxy Statement include certain information about “insider” participation on compensation committees and about specific kinds of “interlocking” relationships between the compensation committees of different companies, under the foregoing caption. All members of the Compensation and Human Resource Committee are independent directors, and no such interlocking relationships exist.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the NASD National Market System initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

All Forms 3, 4 and 5 have been filed within the guidelines of the SEC during fiscal year 2006 with the following exceptions: Mr. Jones who had one late filing related to the transfer of shares from an IRA and Mr. Fulton who made a gift of shares. In making this disclosure, the company has relied solely on the written representation of its directors and officers and copies of the reports that they have filed with the SEC.

PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for the Company, the NASDAQ Market Index, and the S&P 500 Healthcare Equipment and Supplies Index. The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100 at June 30, 2001, and that all dividends were reinvested.

	Fiscal Year Ended June 30,
	2001	2002	2003	2004	2005	2006
Respironics, Inc.	$100.00	$114.42	$125.10	$197.41	$242.67	$229.97
NASDAQ Index	$100.00	$68.12	$75.63	$95.33	$96.36	$101.81
S&P 500 Healthcare Equipment & Supplies Index	$100.00	$97.76	$114.03	$148.95	$144.76	$132.91

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy solicitation material, proxies may be solicited personally, or by telephone, facsimile or other electronic means, by employees of the Company and its subsidiaries who will receive no additional compensation for such services. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in the sending of proxy solicitation material and the 2006 Annual Report to beneficial owners of stock held in their names.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q, CURRENT REPORTS ON FORM 8-K, AND ALL AMENDMENTS TO THESE REPORTS FILED WITH THE SEC ARE AVAILABLE ON OR THROUGH THE COMPANY’S WEBSITE WITHOUT CHARGE AS SOON AS REASONABLY PRACTICABLE AFTER SUCH MATERIAL IS ELECTRONICALLY FILED WITH OR FURNISHED TO THE SEC. COPIES ARE ALSO AVAILABLE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO DORITA A. PISHKO, CORPORATE SECRETARY, RESPIRONICS, INC., 1010 MURRY RIDGE LANE, MURRYSVILLE, PENNSYLVANIA 15668-8525.

Dorita A. Pishko

Corporate Secretary

October 16, 2006

EXHIBIT A

RESPIRONICS, INC.

2007 EMPLOYEE STOCK PURCHASE PLAN

RESPIRONICS, INC. 2007 EMPLOYEE STOCK PURCHASE PLAN

The purposes of the 2007 Employee Stock Purchase Plan (the “Plan”) are to provide eligible employees of Respironics, Inc. (the “Company”) and its Subsidiaries a convenient opportunity to purchase shares of the Common Stock, par value $.01 per share, of the Company (the “Common Stock”) through periodic offerings financed by payroll deductions and to provide a stock ownership incentive for such employees to promote the continued success of the Company. For the purposes of the Plan, the term “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall accordingly be construed in a manner consistent with the requirements of Section 423 of the Code and the regulations thereunder.

SECTION 1

Administration

The Plan shall be administered by a Committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) and consisting of not less than two members of the Board.

The Committee shall keep records of action taken at its meetings. A majority of the Committee shall constitute a quorum at any meeting, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing by the Committee, shall be the acts of the Committee.

The Committee shall interpret the Plan and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. All questions of interpretation and application of the Plan shall be subject to the determination of the Committee, which shall be final and binding.

SECTION 2

Eligibility

Any person who as of the first day of a Purchase Period (as defined in Section 4) is an employee of the Company or an employee of a Subsidiary authorized by the Committee to participate in the Plan shall be eligible to participate in the Plan during such Purchase Period.

Notwithstanding any other provision of the Plan, no employee shall be granted an option under the Plan if such employee, immediately after the option is granted, owns (in combination with the shares available for purchase under any other outstanding options) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

SECTION 3

Shares Available Under the Plan

The aggregate number of shares of the Common Stock which may be issued under the Plan is 1,000,000 shares, subject to adjustment and substitution as set forth in Section 8. The shares which may be issued under the Plan may be either authorized but unissued shares or treasury shares or partly each, as shall be determined from time to time by the Board.

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SECTION 4

Purchase Periods and Grant of Stock Options

The Committee shall determine the periods during which employees may participate through payroll deductions, as described in Section 6, towards the purchase of shares of Common Stock on the last day of each such period, as described in Section 7, and shall have discretion to establish such periods with different beginning and ending dates and different duration (the “Purchase Periods”). Unless otherwise determined by the Committee, the Purchase Periods shall be two six-month periods in each calendar year, commencing in 2007, one beginning on January 1 and ending on June 30 and one beginning on July 1 and ending on December 31. In no event shall the duration of any Purchase Period exceed 27 months.

If as a result of a merger, acquisition or similar transaction occurring after the first day of the then current Purchase Period a corporation or other entity (a) becomes a Subsidiary authorized to participate in the Plan or (b) becomes part of the Company or an existing Subsidiary authorized to participate in the Plan, the Committee may authorize a special Purchase Period to accommodate the employees affected by such transaction, provided that such special Purchase Period is consistent with the requirements of Section 423 of the Code and the regulations thereunder.

In the event of the proposed liquidation or dissolution of the Company or a proposed sale of all or substantially all of the stock or assets of the Company or the merger or consolidation of the Company with or into another corporation, then the Board may, in its sole discretion, establish a date on or before the date of consummation of such liquidation, dissolution, sale, merger or consolidation, which date shall be the ending date of the then current Purchase Period.

On the first day of each Purchase Period, each employee participating in the Plan on such date shall be granted an option to purchase a number of shares of Common Stock (including fractional shares), subject to adjustment as provided in Section 8, determined by dividing (a) twenty percent (20%) of the employee’s annual basic or regular rate of compensation in effect on the first day of the Purchase Period, by (b) the Designated Percent of the Fair Market Value (as those terms are defined in Section 5) of a share of Common Stock on the first day of such Purchase Period. Options may be exercised only as provided in Section 7 through an employee stock purchase account funded with payroll deductions, as described in Section 6. If an option to purchase shares of Common Stock is not so exercised at the end of the Purchase Period, the option shall terminate. Any amount contributed by an employee in excess of the amount needed to purchase the maximum number of shares (including fractional shares) subject to the option granted to the employee as described in this paragraph shall be refunded to the employee after the end of the Purchase Period.

Notwithstanding any other provision of the Plan, no employee participating in the Plan shall be granted an option which permits the employee’s rights to purchase stock under all Code Section 423 employee stock purchase plans of the Company or any Subsidiary to accrue at a rate which exceeds $25,000 of the Fair Market Value of the Common Stock (determined at the time such option is granted) or such other maximum as may be prescribed for qualifying employee stock purchase plans under Section 423 of the Code, for each calendar year in which such option is outstanding at any time. In any calendar year in which there occurs more than one Purchase Period, the number of shares that may be purchased by an employee in the first Purchase Period to occur in that calendar year may not exceed the number of shares determined by dividing $25,000 by the Fair Market Value of a share of Common Stock on the first day of such Purchase Period. The number of shares that may be purchased by an employee in any subsequent Purchase Period in the same calendar year shall not exceed the number of shares determined by the following formula: (a) $25,000, minus (b) the number of shares purchased by the employee in each previous Purchase Period in the same calendar year multiplied by the Fair Market Value of a share of Common Stock on the first day of such Purchase Period, divided by (c) the Fair Market Value of a share of Common Stock on the first day of the Purchase Period for which the calculation is being performed. Any amounts contributed in excess of the limitation described in this paragraph shall be refunded to the employee after the end of the Purchase Period.

SECTION 5

Purchase Price and Fair Market Value of Common Stock

The purchase price (“Purchase Price”) of shares of Common Stock under the Plan for each Purchase Period shall be the lesser of (a) an amount equal to the Designated Percent of the Fair Market Value of the Common

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Stock as of the first day of such Purchase Period, the day the options are granted under the Plan, or (b) an amount equal to the Designated Percent of the Fair Market Value of the Common Stock as of the last day of the Purchase Period, the day the options may be exercised under the Plan. The term “Designated Percent” shall mean a percentage rate determined by the Committee for a Purchase Period, which shall be not less than eighty-five percent (85%) and not more than one hundred percent (100%) and which shall be determined prior to the commencement of the relevant Purchase Period. Unless otherwise determined by the Committee, the Designated Percent shall be eighty-five percent (85%).

Fair market value (“Fair Market Value”) of the Common Stock shall be the average between the following prices, as applicable, for the date as of which fair market value is to be determined as quoted in The Wall Street Journal (or in such other reliable publication as the Committee, in its discretion, may determine to rely upon): (a) if the Common Stock is listed on the New York Stock Exchange, the highest and lowest sales prices per share of the Common Stock as quoted in the NYSE-Composite Transactions listing for such date, (b) if the Common Stock is not listed on such exchange, the highest and lowest sales prices per share of Common Stock for such date on (or on any composite index including) the principal United States securities exchange registered under the 1934 Act on which the Common Stock is listed, or (c) if the Common Stock is not listed on any such exchange, the highest and lowest sales prices per share of the Common Stock for such date on the NASDAQ Stock Market (“NASDAQ”) or any successor system then in use. If there are no such sale price quotations for the date as of which fair market value is to be determined but there are such sale price quotations within a reasonable period both before and after such date, then fair market value shall be determined by taking a weighted average of the means between the highest and lowest sales prices per share of the Common Stock as so quoted on the nearest date before and the nearest date after the date as of which fair market value is to be determined. The average should be weighted inversely by the respective numbers of trading days between the selling dates and the date as of which fair market value is to be determined. If there are no such sale price quotations on or within a reasonable period both before and after the date as of which fair market value is to be determined, then fair market value of the Common Stock shall be the mean between the bona fide bid and asked prices per share of Common Stock as so quoted for such date on NASDAQ, or if none, the weighted average of the means between such bona fide bid and asked prices on the nearest trading date before and the nearest trading date after the date as of which fair market value is to be determined, if both such dates are within a reasonable period. The average is to be determined in the manner described above in this Section 5. If the fair market value of the Common Stock cannot be determined on the basis previously set forth in this Section 5 for the date as of which fair market value is to be determined, the Committee shall in good faith determine the fair market value of the Common Stock on such date.

SECTION 6

Payroll Deductions

An eligible employee may become a participant in the Plan for a Purchase Period by completing the authorization for a payroll deduction and filing it in the manner prescribed by the Company by the enrollment deadline established for the Purchase Period. Notwithstanding the foregoing, an eligible employee who was a participant in the Plan at the close of the preceding Purchase Period shall automatically be enrolled as a participant in the Plan for the succeeding Purchase Period, if any, unless written notice of the employee’s election not to participate for the succeeding Purchase Period is received by the Company by the enrollment deadline established for the Purchase Period.

At the time an employee files an authorization for payroll deduction, the employee shall elect to have deductions made from the employee’s pay for each pay period ending during the Purchase Period at a rate of not less than one percent (1%) and not more than twenty percent (20%), in whole percentages, of the employee’s Basic Compensation for such pay periods. Unless a new payroll deduction authorization changing the employee’s prior payroll deduction is received by the Company by the enrollment deadline for a Purchase Period, an employee who is automatically reenrolled in the Plan for a Purchase Period by virtue of having been a participant for the preceding Purchase Period shall be deemed to have elected the same level of payroll deductions for the new Purchase Period as was in effect for the participant as of the close of the preceding Purchase Period. For this purpose, the term “Basic Compensation” shall mean the sum of (a) base salary or base wages paid to an employee, including overtime, vacation pay and holiday pay, but excluding the items set forth in the next

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succeeding sentence to the extent they are included in such definition of base salary or base wages, and (b) any contribution made to the Respironics, Inc. Retirement Savings Plan pursuant to a salary reduction agreement (exclusive of the Company’s matching contribution). Basic Compensation shall exclude (a) bonuses or other incentive compensation, (b) any fringe benefits not specifically listed in the preceding sentence, and (c) contributions or benefits (except as specifically listed in the preceding sentence) under any employee benefit plans maintained by the Company or a Subsidiary.

Notwithstanding the foregoing, no payroll deduction shall be made pursuant to a payroll deduction authorization form filed by any employee who has made a hardship withdrawal from the Respironics, Inc. Retirement Savings Plan for a period of 12 months from the date of such hardship withdrawal if the hardship withdrawal has been made in reliance on Treasury Regulation section 1.401(k)-1(d)(2)(iv)(B) or any successor regulation.

An employee stock purchase account will be established for each employee participating in the Plan, and payroll deductions made pursuant to this Section 6 shall be credited to the individual employee’s stock purchase account. No interest shall be credited, paid or payable with respect to any amount held in a participant’s employee stock purchase account. Notwithstanding the creation of employee stock purchase accounts, payroll deductions made under the Plan need not be set aside or segregated from other corporate funds of the Company or any Subsidiary and may be used for any corporate purpose. With respect to such payroll deductions, the rights of participants shall be those of an unsecured general creditor.

Subject to such rules, regulations or procedures as may be adopted by the Committee, an employee may at any time increase, decrease or suspend the employee’s payroll deduction by filing a new payroll deduction authorization form. The change shall be effective as soon as practicable but in no event shall it become effective earlier than the first pay period ending after receipt of the form. Unless otherwise provided in rules, regulations or procedures established by the Committee, a payroll deduction may be changed only once during a Purchase Period. In addition, all payroll deductions for an employee will be automatically suspended for a period of 12 months from the date of a hardship withdrawal by the employee from the Respironics, Inc. Retirement Savings Plan if the hardship withdrawal has been made in reliance on Treasury Regulation section 1.401(k)-1(d)(2)(iv)(B) or any successor regulation.

An employee may at any time prior to the last day of the Purchase Period and for any reason permanently withdraw the balance accumulated in the employee’s stock purchase account and thereby withdraw from participation in the Plan and his or her option to purchase shares of Common Stock under the Plan for such Purchase Period shall terminate. An employee electing to withdraw must sign and deliver a notice of withdrawal as prescribed by the Committee, and the withdrawal shall be effective as of the date of receipt of the notice by the designated Company employee. Payroll deductions shall cease and the amounts credited to the employee’s stock purchase account shall be paid to the employee as soon as practicable after receipt of the notice of withdrawal. The employee may thereafter elect to participate in the Plan for a subsequent Purchase Period but may not again elect participation for the Purchase Period including the date of withdrawal. Partial withdrawals shall not be permitted.

SECTION 7

Purchase of Shares

Subject to Section 9, and unless a notice of withdrawal has been received prior to such date as provided in Section 6, an employee having a balance in the employee’s stock purchase account on the last day of a Purchase Period shall thereby be deemed to have irrevocably stated his or her intention to automatically exercise his or her option to purchase shares of Common Stock under the Plan on the last day of the Purchase Period. The number of shares (including fractional shares) purchased by each participating employee shall be determined by dividing (a) the balance in the employee’s stock purchase account by (b) the Purchase Price for such Purchase Period, provided that the number of shares purchased shall not exceed the maximum number of shares subject to the option granted to the employee as provided in Section 4. Any balance in an employee’s stock purchase account after the exercise of the option and purchase of shares shall be paid to the employee as soon as practicable, except that if an employee is a participant in the Plan for the succeeding Purchase Period, if any, and the employee does not notify the designated Company employee prior to the deadline established by the Company

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or, if none, prior to the first day of the succeeding Purchase Period that any such balance should be paid to the employee, any balance in the employee’s stock purchase account which was not applied to the purchase of Common Stock because it was less than the Purchase Price required to purchase a share of Common Stock under the Plan (including permitted fractions of a share) shall remain in the employee’s stock purchase account and be carried over to the succeeding Purchase Period.

SECTION 8

Adjustment and Substitution of Shares

If a dividend or other distribution shall be declared upon the Common Stock payable in shares of the Common Stock, the number of shares of the Common Stock then subject to any outstanding stock options and the number of shares of the Common Stock which may be issued under the Plan but are not then subject to outstanding stock options shall be adjusted by adding thereto the number of shares of the Common Stock which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.

Subject to the Board’s ability to terminate the Plan pursuant to Section 11 and the Board’s discretion to terminate a Purchase Period pursuant to the third paragraph of Section 4, if the outstanding shares of the Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of the Common Stock subject to any then outstanding stock option and for each share of the Common Stock which may be issued under the Plan but which is not then subject to any outstanding stock option, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable.

In case of any adjustment or substitution as provided for in this Section 8, the Committee shall equitably adjust the formula for determining the Purchase Price of outstanding stock options in accordance with the requirements of Sections 423 and 424 of the Code.

If any adjustment or substitution provided for in this Section 8 requires the approval of shareholders in order to enable the Company to grant stock options under the Plan, then no such adjustment or substitution shall be made without the required shareholder approval. Notwithstanding the foregoing, if the effect of any such adjustment or substitution would be to cause any outstanding option granted under the Plan to fail to continue to qualify as an option subject to Sections 421 and 423 of the Code or to cause a modification, extension or renewal of such option within the meaning of Section 424 of the Code, the Committee may elect that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding stock option as the Committee, in its discretion, shall deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Section 424 of the Code) of such outstanding stock option.

SECTION 9

Termination of Employment and Non-Transferability

Participation in the Plan shall terminate as of the date of termination of employment of a participating employee (whether by discharge, voluntary quit, death, retirement, disability or otherwise). In the event of a participating employee’s termination of employment on or before the last day of a Purchase Period, payroll deductions shall be terminated as soon as practicable, no shares shall be purchased for such employee under Section 7 and the balance in the employee’s stock purchase account shall be paid as soon as practicable to the employee, or in the event of the employee’s death, to the employee’s estate. The Committee shall have the power to determine the date of an employee’s retirement or other termination of employment, and any such determination by the Committee shall be final and binding. The Company shall have no liability to any person in the event shares are purchased for a deceased employee under Section 6 prior to receipt by the designated Company employee of notice of the death of the participating employee.

Rights granted under the Plan may not be assigned, transferred, pledged or otherwise disposed of in any way by a participating employee, other than on death as described above. Any other attempt to assign, transfer, pledge

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or otherwise dispose of rights under the Plan shall be without effect, except that the Company may treat such act as a notice of withdrawal from participation in the Plan in accordance with Section 6. Stock options granted under the Plan are not transferable by the participating employee otherwise than by Will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

SECTION 10

Effect of the Plan on the Rights of Employees and Employer

Nothing in the Plan or any stock option under the Plan shall confer any right to any employee to continue in the employ of the Company or any Subsidiary or interfere in any way with the rights of the Company or any Subsidiary to terminate the employment of any employee at any time. Any benefits realized by an employee under this Plan or any option granted hereunder shall not be deemed a part of such employee’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any jurisdiction and shall not be included in, or have any effect on, the determination of benefits under any such law or, except as otherwise expressly provided thereby or determined in the discretion of the person or group authorized to administer the same, any other employee benefit plan or similar arrangement in which an employee may otherwise be eligible to participate.

SECTION 11

Amendment and Termination

The right to amend the Plan at any time and from time to time and the right to terminate the Plan at any time are hereby specifically reserved to the Board, provided that no amendment of the Plan shall, without shareholder approval, (a) increase the total number of shares which may be issued under the Plan, except as provided in Section 8, (b) amend the first paragraph of Section 5 to lower the minimum Purchase Price or (c) make any changes in the class of corporations whose employees may be offered options under the Plan, except as permitted by Treasury Regulation section 1.423-2(c)(4) or any successor regulation.

The Plan and all rights of employees under the Plan shall terminate on the earlier of:

(a) December 31, 2016;

(b) the date the Plan is terminated by the Board, in its discretion; or

(c) the last day of the Purchase Period that participating employees become entitled to purchase a number of shares equal to or greater than the number of shares remaining available for purchase under the Plan. If the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among the participating employees in such manner as it deems fair and which complies with the requirements under Section 423 of the Code for employee stock purchase plans. In the event at any time during a Purchase Period it appears that the shares purchasable with authorized payroll deductions may exceed the number of shares remaining available for purchase under the Plan, the Committee shall have discretion to reduce the payroll deductions authorized by participating employees in such manner as it deems fair and which complies with the requirements under Section 423 of the Code for employee stock purchase plans. The Company shall provide written notice to each affected employee of any such reduction.

As soon as practicable following termination of the Plan, all amounts credited to the stock purchase accounts of participating employees shall, to the extent not applied to the purchase of shares be refunded to the participating employees.

SECTION 12

Effective Date of Plan

The effective date and date of adoption of the Plan shall be August 22, 2006, the date of adoption of the Plan by the Board, provided that on or prior to December 31, 2006 such adoption of the Plan by the Board is approved by the affirmative vote of the holders of at least a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at a duly called and convened meeting of such holders. Notwithstanding any other provision contained in the Plan, no stock option granted under the Plan may be exercised until after such shareholder approval.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	Mark Here for Address Change or Comments	☐

PLEASE SEE REVERSE SIDE

RESPIRONICS, INC.

This proxy is solicited on behalf of the Board of Directors and will be voted as specified. If no choice is specified, this proxy will be voted FOR Items 1, 2 and 3. A vote FOR the election of nominees listed includes discretionary authority to vote for a substitute if any nominee is unable to serve or for good cause will not serve.

Vote On Directors 1. Election of Directors	For All	Withhold All	For All Except		Vote On Proposals	FOR	AGAINST	ABSTAIN

NOMINEES: 01 Joseph C. Lawyer, 02 Sean C. McDonald, 03 Mylle H. Mangum, and 04 John C. Miles II to the class of 2009.	☐	☐	☐	2.	To ratify the selection of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending June 30, 2007.	☐	☐	☐

				3.	To approve the adoption of the Respironics, Inc. 2007 Employee Stock Purchase Plan.	☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

________________________________________

Signature _________________________	Signature _________________________	Date _____________

Please sign above exactly as your name appears on your stock certificate. When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

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YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR

PROXY CARD PROMPTLY.

RESPIRONICS, INC.

1010 Murry Ridge Lane

Murrysville, PA 15668

ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 14, 2006

Gerald E. McGinnis, John L. Miclot and Dorita A. Pishko, or any of them, are hereby appointed proxies with full power of substitution, to vote the shares of the shareholder(s) named on the reverse side hereof at the Annual Meeting of Shareholders of Respironics, Inc. to be held at the Hyatt Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania on Tuesday, November 14, 2006 at 5:15 p.m., and at any adjournment thereof, as directed hereon, and in their discretion to vote and act upon any other matters as may properly come before this meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

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